EX-99.j.1

CONSENT OF ERNST & YOUNG LLP,
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information of the Bennett Group Master Funds.

Philadelphia, Pennsylvania
April 8, 2011